Exhibit 10.1

CLASS B SHARE PURCHASE AGREEMENT

THIS CLASS B SHARE PURCHASE AGREEMENT (this “Agreement”) dated as of December 27, 2018 is by and between MERCANTIL BANK HOLDING CORPORATION, a Florida corporation (the “Company”), and MERCANTIL SERVICIOS FINANCIEROS, C.A., a Venezuela corporation (“MSF”).

MSF beneficially owns 3,532,456.66 shares of the Company’s issued and outstanding Class B common stock, $.10 par value per share (“Class B Shares”). The Class B Shares are held in trust for the benefit of MSF (the “Trust”) by TMI Trust Company, a Texas trust company, solely as trustee and not in its individual capacity (the “Trustee”), pursuant to the Distribution Trust Agreement, dated as of March 12, 2018, between the Company, MSF, and the Trustee, as amended by Amendment No. 1 dated as June 12, 2018 and Amendment No. 2 dated as December 20, 2018 (the “Trust Agreement”). The Class B Shares are nonvoting securities for purposes of the United States Bank Holding Company Act of 1956 (the “BHC Act”).

The Company has offered shares of its Class A common stock, $.10 par value per share (“Class A Shares”), in an underwritten initial public offering (“IPO”). The IPO also includes 4,922,477 Class A Shares offered by MSF as the “Selling Shareholder.” The Company will use net proceeds it has received from the sale of newly issued Class A Shares sold by the Company in the IPO to purchase the Class B Shares from MSF pursuant to this Agreement.

The Company and MSF are parties to the Amended and Restated Separation and Distribution Agreement dated as of June 12, 2018 (the “Separation Agreement”), the Registration Rights Agreement dated as of June 12, 2018 (the “Registration Rights Agreement”), and a Letter Agreement dated October 5, 2018 (the “Letter Agreement”). The Company and MSF have entered into an Underwriting Agreement dated December 19, 2018 (the “Underwriting Agreement”) among the Company, MSF and Raymond James & Associates, Inc. (“Raymond James”), as representative of the underwriters (the “Underwriters”) named therein in connection with the IPO. The Company and MSF have negotiated the terms of such Underwriting Agreement.

After a full marketing effort, the Company and MSF agreed in the Underwriting Agreement to a sale price to the public of $13.00 per Class A Share (the “Class A Share Price”). The IPO closed on December 21, 2018 (the “IPO Closing”), when all Class A Shares held beneficially by MSF as selling shareholder were sold. The Company sold 1,377,532 Class A Shares for an aggregate of $17,907,916 at the IPO Closing. The Underwriting Agreement grants the Underwriters a 30 day option (the “Over-Allotment Option”) to purchase 945,000 additional Class A Shares (the “Additional Shares”). The Over-Allotment Option has not been exercised as of the date of this Agreement.

Section 5.2(f) of the Underwriting Agreement provides that MSF shall seek to sell any Retained Shares that remain outstanding following the Offering (subject to the conditions of the Lock-up Agreement) and shall contribute to the Company all remaining Retained Class B Shares (as defined below), if any, beneficially owned by it, if any, on April 20, 2019.

MSF has determined and seeks to sell to the Company, and the Company has determined to repurchase from MSF, up to all 3,532,456.66 Class B Shares (the “Retained Class B Shares”) that MSF beneficially owns, on the terms and subject to the conditions set forth in this Agreement, to the extent of net proceeds from (i) the IPO and any (ii) subsequent public or private sales of Company Class A Shares by the Company after the IPO Closing to April 30, 2019 (each, a “Subsequent Sale”).

Raymond James has advised that publicly traded nonvoting common stock, such as the Class B Shares, generally trades at a discount to voting common stock of the same issuer, and that a 3% discount for the Class B Shares compared to the public offering price of the Class A Shares established by the IPO would be reasonable and appropriate. The Company and MSF have agreed to such pricing.

The sale of Class B Shares from MSF to the Company furthers MSF’s and the Company’s goals and strategic plans to complete the separation of their businesses and enhance shareholder value for their respective shareholders. The sale of the Class B Shares to the Company is important to obtaining a Board of Governors of the Federal Reserve System’s or its delegee’s (the “Federal Reserve”) determination (“Non-Control Determination”) that MSF is no longer in control of the Company for BHC Act purposes and is therefore not subject to Federal Reserve regulation and supervision as a “company” under the BHC Act.

The Company previously has received Federal Reserve approval of the Class B Share repurchase by the Company from net proceeds received by the Company from the IPO. MSF previously has irrevocably instructed the Trustee and the “MSF Representatives,” as defined and used in the Separation Agreement, the Trust Agreement and the Letter Agreement to take all actions to effect the transactions contemplated herein.

In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, MSF and the Company, intending to be legally bound, agree as follows:

ARTICLE 1.

PURCHASE AND SALE

1.1    Purchase and Sale.

(a)    Subject to the terms and conditions set forth herein, at the Initial Closing (as defined below), MSF shall sell to the Company, and the Company shall purchase from MSF, from time to time, from proceeds of sales of Class A Shares by the Company, Class B Shares at a purchase price per Class B Share (the “Purchase Price”) equal to 97% of the Class A Share selling price to the public or third parties before any placement agent or underwriter commissions, discounts and charges. The aggregate purchase price for the Class B Shares shall be the Purchase Price multiplied by the number of Class B Shares purchased at such time (the “Aggregate Purchase Price”).

(b)    The number of shares to be purchased and sold at the Initial Closing is 1,420,135.66 Class B Shares, the Purchase Price is $12.61 and the Aggregate Purchase Price is $17,907,910.67.

(c)    The Company will purchase and MSF will sell to the Company additional Class B Shares at the same Purchase Price as at the Initial Closing to the extent of net proceeds received by the Company from the Underwriters’ exercise of their Over-Allotment Option in whole or in part.

(d)    The Company will purchase and MSF will sell to the Company additional Class B Shares from time to time to April 30, 2019 at the Purchase Price to the extent of net proceeds received by the Company from each such Subsequent Sale.

ARTICLE 2.

CLOSINGS

2.1    Closings. (a) Subject to the terms and conditions of this Agreement, the initial purchase and sale of the Class B Shares contemplated hereby shall take place at a closing (the “Initial Closing”) to be held at 10:00 A.M., Atlanta time, on a Business Day as soon as practicable after the last of the conditions to Closing set forth in Article 6 have been satisfied or waived (the “Initial Closing Date”). The Closing will be held at the offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia, 30309, or at such other place as the parties may mutually agree.

(b)    In the event the Underwriters exercise their Over-Allotment Option, there shall be separate additional closings (“Additional Closings”) hereunder not later than two Business Days after closing and payment by the Underwriters to the Company pursuant to the Underwriting Agreement for the Additional Shares purchased. Each Additional Closing shall be held otherwise as provided in Section 2.1(a) immediately above.

(c)    Herein, the Initial Closing and the Additional Closings are referred to as the “Closing” and the Initial Closing Date and the date(s) of any Additional Closings are referred to as the “Closing Date.”.

2.2    Settlement. In settlement and payment of the Purchase Price and related obligations, the Company shall pay, or cause to be paid, the Aggregate Purchase Price, as it may be adjusted, to the Trustee, for benefit of MSF, at the Initial Closing and each Additional Closing, less any amounts payable by MSF to the Company pursuant to the Registration Rights Agreement, the Distribution Trust Agreement, the Underwriting Agreement and the Letter Agreement, which have not been paid previously. As part of the last Closing, MSF and the Company shall settle, on a net basis, any other amounts that arise and are then outstanding and payable to or by either of them pursuant to the Registration Rights Agreement, the Distribution Trust Agreement, the Underwriting Agreement and the Letter Agreement.

2.3    MSF Closing Deliverables. At each Closing, MSF has irrevocably instructed the Trustee to deliver, and MSF will deliver, the following:

(a)    to Computershare, the Company’s transfer agent (the “Transfer Agent”), irrevocable instructions to transfer to the Company , in good delivery form, free and clear of all Encumbrances, good, valid and marketable title to the number of Class B Shares specified pursuant to Section 2.4(a) below, along with any other documents, instruments and agreements, including Medallion-guaranteed stock powers or other instruments of transfer duly executed in blank, that may be required or requested by the Transfer Agent to effect such transfer;

(b)    to the Company, an officer’s certificate of MSF certifying that MSF’s board of directors has authorized the execution, delivery, and performance of this Agreement and such other agreements, instruments, and documents required or requested by the Company, the Trustee and/or the Transfer Agent to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and that such authorizations are in full force and effect;

2.4    Company Closing Deliverables. At each Closing, the Company shall deliver the following:

(a)    to the Trustee for benefit of MSF, the calculations of the number of Class B Shares to be purchased at such Closing, and the Aggregate Purchase Price due to be paid to MSF for such Class B Shares at such Closing, and the delivery of such amount by wire transfer of immediately available funds in accordance with wire transfer instructions provided by the Trustee to the Company prior to the Closing;

(b)    to MSF, an officer’s certificate of the Company certifying that the Company’s board of directors has authorized the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that such authorizations are in full force and effect.

ARTICLE 3.

MSF REPRESENTATIONS AND WARRANTIES

MSF represents and warrants to the Company as of the date hereof and at each Closing, that:

3.1    Organization and Authority. MSF is a corporation duly organized, validly existing and in good standing under the laws of Venezuela. MSF has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which the Company is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and any other Transaction Document to which MSF is a party, the performance by MSF of its obligations hereunder and thereunder, and the consummation by MSF of the transactions contemplated hereby and thereby have been duly authorized by all requisite action by MSF. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of MSF enforceable against the Company in accordance with their respective terms. MSF has, among other things, prior to the date hereof, irrevocably authorized and directed (i) the MSF Representatives, or any of them, to take all actions, including executing and delivering on MSF’s behalf, this Agreement and any other documents, instruments or agreements that they, or any of them, may deem necessary, desirable or expedient in connection with the transactions contemplated hereby and thereby and to deliver the Class B Shares to be sold pursuant to this Agreement to the Company and (ii) the Trustee to take all actions, including executing and delivering all documents, instruments and agreements, to the Closing, the transfer of the Class B Shares to the Company and the receipt and holding by the Trustee of the Aggregate Purchase Price.

3.2    No Conflicts or Consents. Except as previously obtained or would not prevent or impair the consummation of the transactions contemplated by this Agreement, none of the sale or delivery of the Class B Shares by MSF, the execution, delivery or performance by MSF (including by the Trustee and the MSF Representatives on behalf of MSF) of this Agreement and the other Transaction Documents to which it is a party, the compliance by MSF, the MSF Representatives and the Trustee with all the provisions hereof and thereof nor the consummation by MSF, the MSF Representative and the Trustee of the transactions contemplated hereby and thereby (i) requires any consent, approval, authorization or other order of, or registration or filing with, any court, regulatory or administrative authority or other governmental authority (“Governmental Authority”) (except such as may be required under the securities or Blue Sky laws of the various states), (ii) conflicts with or will conflict with or constitutes or will constitute a breach of or a default under, MSF’s organizational documents, the Trust Agreement or any agreement, indenture, lease or other instrument to which MSF is a party or by which MSF or any property of MSF held by the Trust is subject or bound or (iii) violates any Law applicable to MSF or the Trustee, or any property of MSF held by the Trustee in accordance with the Trust Agreement, or any Sanctions (as defined in the Underwriting Agreement) that would prevent payment by the Company of the Purchase Price. No filing with any Governmental Authority is necessary or required for the performance by MSF of its obligations hereunder or in connection with the sale and delivery of the Class B Shares by MSF hereunder or the consummation of the transactions contemplated by this Agreement to be performed by MSF, except filings on Form 3, Form 4, Schedule 13D or Schedule 13G, as applicable.

3.3    No Proceedings. There are no proceedings by or before any Governmental Authority or arbitral authority pending to which MSF, the MSF Representatives and/or the Trustee are parties or where any property of MSF held by the Trust is the subject, which, if determined adversely to MSF and the Trustee, individually or in the aggregate, would prevent or impair the consummation of the transactions contemplated by this Agreement.

3.4    Valid Title. All right, title and interest in and to the Class B Shares were validly transferred, free and clear of all Encumbrances, by MSF to the Trustee pursuant to the Trust Agreement. MSF had at the time of such transfer to the Trustee, and the Trustee has, good, valid and marketable title to the Class B Shares, free of all Encumbrances. All Class B Shares previously held by MSF subsidiaries, trusts and foundations have been validly transferred free and clear of all Encumbrances to the Trustee and are held by the Trustee solely for the benefit of MSF. The Trust is the holder of record of all Class B Shares beneficially owned or held by MSF. MSF is the lawful beneficial owner of all Class B Shares to be sold pursuant to this Agreement and previously has irrevocably directed the Trustee to transfer and deliver to the Company all Class B Shares being sold on behalf of MSF pursuant to this Agreement, free and clear of all Encumbrances. Each of

MSF, the MSF Representatives (as defined in the Trust Agreement) and the Trustee have, and on the Closing Date will have, full legal right, power and authority, and all authorizations and approvals required, to enter into this Agreement and to sell, assign, transfer and deliver the Class B Shares to be sold hereby in the manner provided herein.

3.5    Delivery; Transfer without Encumbrances. MSF has irrevocably instructed the Trustee to, and the Trustee will. make delivery to the Company of all right, title and interest in and to the Class B Shares in good delivery form, free and clear of all Encumbrances upon each Closing. Upon delivery of and payment for the Class B Shares to be sold by MSF pursuant to this Agreement, the Company will have good, valid and marketable title to such Class B Shares free and clear of all Encumbrances.

3.6    MSF Representations in Underwriting Agreement. MSF hereby makes, incorporates herein by this reference, and confirms to the Company, all representations and warranties made by MSF in the Underwriting Agreement, and any such representations and warranties in the Underwriting Agreement are hereby modified to also include and refer to Class B Shares.

3.7    Certificates, etc. Any officer’s certificates delivered to the Company by or on behalf of MSF, the MSF Representatives or the Trustee shall constitute representations and warranties to the Company hereunder.

ARTICLE 4.

COMPANY REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to MSF as of the date hereof and at each Closing that:

4.1    Organization and Authority of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of State of Florida. The Company has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which the Company is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and any other Transaction Document to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

4.2    No Conflicts or Consents. Except as previously obtained or would not prevent or impair the consummation of the transactions contemplated by this Agreement, none of the purchase of the Class B Shares by the Company, the execution, delivery or performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the compliance by the Company with all the provisions hereof and thereof nor the consummation by the Company of the transactions contemplated hereby and thereby (i) requires any consent, approval, authorization or other order of, or registration or filing with, any Governmental Authority (except such as may be required under the securities or Blue Sky laws of the various states), (ii) conflicts with or will conflict with or constitutes or will constitute a breach of or a default under, the Company’s organizational documents or any agreement, indenture, lease or other instrument to which the Company is bound or (iii) violates any Law applicable to the Company.

4.3    Federal Reserve Approval. The Company has received the necessary approval of the Federal Reserve to purchase the Class B Shares from net proceeds of the IPO as contemplated hereby.

4.4    No Proceedings. There are no proceedings by or before any Governmental Authority pending to which the Company is a party, which, if determined adversely to the Company, individually or in the aggregate, would prevent or impair the consummation of the transactions contemplated by this Agreement.

4.5    Certificates, etc. Any officer’s certificates delivered to MSF or the Trustee by or on behalf of the Company shall constitute representations and warranties to MSF hereunder.

ARTICLE 5.

OTHER AGREEMENTS

5.1    Cooperation.

(a)    In addition to the terms and actions specifically provided for in this Agreement and the other Transaction Documents, each of the parties shall use its reasonable efforts, prior to, on and after the Closing, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper, advisable or expedient, including obtaining all necessary Governmental Authority approvals, to consummate and make effective the transactions contemplated herein and in the Transaction Documents, including obtaining a Non-Control Determination.

(b)    The parties shall cooperate to obtain a Federal Reserve Non-control Determination, and for that purpose, it is agreed that:

(1)

MSF and its subsidiaries will not own nor will any of them, directly or indirectly acquire, hold, own beneficially or otherwise, or vote any Company Class A Shares or any Company Class B Shares (collectively, “Company Shares”), except for (i) Company Shares held as custodian or fiduciary for the benefit of third parties in the ordinary course of business where the Company and its subsidiaries have no discretionary authority to purchase, dispose of or vote any such Company Shares and (ii) prior to their sale or contribution pursuant to this Agreement, any Retained Class B Shares held in the Distribution Trust, and which are subject to this Agreement;

(2)

Upon and following the Initial Closing, MSF and its subsidiaries will not elect or seek to elect any directors of the Company, or control or seek to control the Company in any manner, including its management, policies and decisions;

(3)

In the event that any Person serving as a director of MSF and/or its subsidiaries also serves as a director of the Company and/or its subsidiaries, such Person will serve in his individual capacity only and will not (i) serve in such position with the Company and/or its subsidiaries as the representative of or otherwise on behalf of MSF or any of its subsidiaries or (ii) have any agreements, understandings or arrangements with MSF or any of its subsidiaries or any other Person with respect to his or her service with the Company and/or its subsidiaries; and none of MSF or any of its subsidiaries will (iii) request or cause such Person acting as a director of the Company and/or its subsidiaries to act pursuant to any instructions from MSF and/or any of its subsidiaries, (iv) control or attempt to control such Person’s activities on behalf of the Company and/or its subsidiaries or (v) request or expect such Person to represent the interests of, or act for or on behalf of MSF and/or its subsidiaries or any other Person;

(4)

In the event that any Person serving as a director of MSF and/or its subsidiaries also serves as a director of the Company and/or its subsidiaries, MSF on behalf of itself and its subsidiaries understands, acknowledges and agrees that such Person will abstain from voting upon any matter to be acted upon by the board of directors or any committee of the Company and its subsidiaries which involves, directly or indirectly, a conflict of interest arising from his service as a director of the Company and/or its subsidiaries and such person’s service as a director of MSF and/or its subsidiaries; and

(5)

MSF will, for itself and on behalf of its subsidiaries and affiliates, cooperate with the Company to finalize, make and deliver such commitments as the Federal Reserve may reasonably request in connection with a Non-Control Determination, including those substantially in the form provided in Exhibit 1 hereto, with such changes as MSF and the Company may agree to.

5.2    Transfer Taxes. MSF will pay all income Taxes, sales, use, stamp, documentary, real estate, personal property or other Taxes payable as a result of the consummation of the transactions contemplated hereby.

5.3    Fractional Shares. At the Initial Closing, MSF and the Trustee shall transfer and deliver to the Company, in good delivery form, all right, title and interest in and to any fractional Class A Shares held by the Trustee following the IPO Closing, free and clear of all Encumbrances, and upon such delivery, the Company will have good, marketable and valid title to such fractional share.

5.4    Other Sales of Class A Shares. The Company and MSF will cooperate in connection with the efforts to sell additional Class A Shares to fund the Company’s repurchase of Class B Shares that remain held beneficially by MSF following the sales of Class B Shares to the Company pursuant to this Agreement. MSF waives any piggyback registration rights or other registration rights it may have under the Registration Rights Agreement with respect to such transactions or any registration rights granted with respect to Class A Shares in connection with such sales.

5.5.    Contribution of Unsold Retained Class B Shares. As provided in Section 5.2 of the Underwriting Agreement and the related lock-up agreement between the MSF and the underwriters any Retained Class B Shares not sold pursuant to this Agreement by April 30, 2019 shall be contributed by MSF to the Company.

ARTICLE 6.

CONDITIONS TO CLOSING

6.1    Conditions to Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following additional conditions, any and all of which may be waived in writing by the Company:

(1)	Each of the representations and warranties made by MSF shall be true and correct in all material respects as of the Closing Date.

(2)	Each of the covenants, agreements and obligations set forth herein that MSF is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all respects.

(3)	MSF shall have delivered, or caused to be delivered, to the Company the items listed in Section 2.3, each of which, in the case of agreements and documents, shall be in full force and effect.

(4)

The Company’s Federal Reserve approval to repurchase Class B Shares remains in full force and effect without adverse condition and the Company shall have received from the Federal Reserve indications reasonably sufficient to the Company that, upon consummation of the transactions contemplated by this Agreement, MSF shall no longer control the Company for purposes of the BHC Act, and that a formal confirmation of such non-control would be received without further material conditions or requirements.

(5)	No Law applicable to MSF and the Trustee, or the Company, which is effective as to such Persons, prevents or impairs the consummation of the transactions contemplated by this Agreement.

(6)	The Company has sufficient net proceeds from the sale of Class A Shares from the IPO and Subsequent Sales, less previous purchases of Class B Shares, to make the purchase contemplated.

6.2    Conditions to Obligations of MSF. The obligations of MSF to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following additional conditions, any and all of which may be waived in writing by MSF:

(1)	Each of the representations and warranties made by the Company shall be true and correct in all material respects as of the Closing Date.

(2)

Each of the covenants, agreements and obligations set forth herein that the Company is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all respects.

(3)	the Company shall have delivered, or caused to be delivered, to MSF the items listed in Section 2.4, each of which, in the case of agreements and documents, shall be in full force and effect.

(4)

The Company shall have received from the Federal Reserve indications reasonably sufficient to the Company that, upon consummation of the transactions contemplated by this Agreement, MSF shall no longer control the Company for purposes of the BHC Act, and that a formal confirmation of such non-control would be received without further material conditions or requirements.

(5)	No Law applicable to the Company, or to MSF and the Trustee, which is effective as to such Persons and prevents or impairs the consummation of the transactions contemplated by this Agreement.

ARTICLE 7.

MISCELLANEOUS

7.1    Defined Terms; Rules of Construction.

(a)    When used in this Agreement, the following terms shall have the respective meanings specified below:

“Business Day” means any day except Saturday, Sunday or a day on which banks are generally not open for business in New York, New York or Miami, Florida.

“Encumbrance” means any mortgage, pledge, lien, charge, security interest, claim, community property interest, agreement (other than this Agreement), option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute) or other encumbrance, except transfer restrictions which the Company has placed on the Class B Shares held by the Trustee on behalf of MSF.

“Law” means any federal, state or foreign statute, rule, regulation, ruling, judgment, injunction, order or decree of a court of competent jurisdiction, including any Sanctions (as defined in the Underwriting Agreement).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

(b)    The words “include,” “includes,” “including” and their derivations are to be read as if these were followed by the phrase “without limitation.” The headings and section references contained in this Agreement are for convenience of reference only and do not affect the meanings of this Agreement’s provisions. Any reference to an agreement means that agreement as amended or supplemented, subject to any restrictions on amendment contained herein or therein. Unless specified otherwise, any reference to a Law means such Law as amended or supplemented from time to time, and includes any rules and regulations promulgated thereunder, as amended or supplemented. Any reference to gender includes all genders, and the singular shall include the plural and vice versa. If any date specified in this Agreement as a date for taking action falls on a day that is not a Business Day, then that action may be taken on the immediately following Business Day. The section references, headings contained in this Agreement are for the convenience of reference only, are not deemed to be a part of this Agreement and do not affect the construction or interpretation of this Agreement.

(c)    Each party has participated in negotiating and drafting this Agreement, and if an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if the parties had drafted it jointly, and not construed against a party because it was responsible for drafting one or more provisions of this Agreement.

7.2    Fees and Expenses. Except with respect to the payment of the Purchase Price and as expressly provided herein as to Taxes, the Registration Rights Agreement as modified by the Letter Agreement, will govern the obligations of the parties with respect to the payment of any fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in connection with the transactions contemplated by this Agreement.

7.3    Amendment and Waivers. The parties may amend this Agreement only by a written agreement executed by both parties. The parties may waive any provision in this Agreement only by a writing executed by the party against whom the waiver is sought to be enforced. No failure or delay in exercising any right or remedy, or in requiring the satisfaction of any condition, under this Agreement or any Transaction Documents, and no act, omission or course of dealing between the parties, operates as a waiver or estoppel of any right, remedy or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose and period stated in such waiver.

7.4    Counterparts and Execution.

(a)    This Agreement may be executed in two or more identical counterparts, each of which will be an original and all of which will constitute one and the same agreement. This Agreement will become effective when counterparts have been signed by each party and delivered to the other party. All parties need not sign the same counterparts.

(b)    The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, .pdf or electronic form shall be deemed to be original signatures and shall have the same effect as manually signed originals for all purposes.

7.5    Governing Law; Jurisdiction and Venue.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, applicable to contracts executed in and to be performed entirely within that State.

(b)    Without limiting any rights or remedies under the second sentence of Section 7.11 of this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement or the Transaction Documents or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in Article IX of the Separation Agreement, which is incorporated herein by reference, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below. All actions, claims and proceedings arising out of this Agreement not otherwise resolved as provided in Article IX of the Separation Agreement, together with the enforcement of any judgments or orders resulting from such proceedings, shall be heard and determined in any state or federal court sitting in the Southern District of the State of Florida, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom). The parties irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each party hereby consents to process being served in any such action or proceeding by the delivery of a copy thereof to the addresses and set forth in Section 7.8, and each party acknowledges that such service shall constitute good and sufficient service of process or notice thereof. The consents to jurisdiction set forth in this Section 7.5 do not constitute general consents to service of process in the State of Florida and will have no effect for any purpose except as provided in this Section 7.5.

(c)    EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION OR PROCEEDING BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

7.6    Assignment and Successors.

(a)    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or transferred, in whole or in part, by operation of Law or otherwise, by MSF or as a result of any Law, or action of any Governmental Authority taken without the Company’s prior written consent or as a result of any Change in Control (as defined in Section 11.1(a) of the Separation Agreement) of MSF. The Company may assign or transfer its rights and obligations hereunder, provided any successor or assign expressly assumes the Company’s rights and obligations under this Agreement. Any purported assignment of rights or delegation of performance or obligations in violation of this Section 7.8 is void ab initio.

(b)    This Agreement binds and benefits the parties and their respective permitted successors and assigns, and the MSF Representatives.

7.7    No Third Party Beneficiaries. Nothing in this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder, whether as third beneficiaries or otherwise, except the MSF Representatives to the extent they are acting for and on behalf of MSF consistent with the Separation Agreement and Trust Agreement to effect the transactions contemplated hereby.

7.8    Notices. All notices, consents, waivers and other communications required or permitted by this Agreement will be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

If to the Company:

220 Alhambra Circle, 12th Floor

Coral Gables, FL 33134

Attention: Millar Wilson

E-mail address: mwilson@amerantbank.com

with copies to:

Ralph F. MacDonald, III

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309-3053

Telephone:    (404) 581-8622

E-mail: cmacdonald@jonesday.com

If to MSF:

Mercantil Servicios Financieros

Avenida Andrés Bello No. 1

Edificio Mercanti

Caracas 1050,

Venezuela

Attention: Luis Alberto Fernandes

E-mail address: lafernandes@bancomercantil.com

7.9    Enforcement. The parties agree that time is of the essence in the performance of this Agreement. If any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached, the parties could not be adequately compensated by monetary damages alone. Accordingly, in addition to any other right or remedy, including damages, to which the parties may be entitled, each party shall be entitled to enforce any provision of this Agreement by temporary or permanent restraining orders, injunctions or similar equitable relief to prevent breaches or threatened breaches of this Agreement, without posting any bond or security, or making any other undertaking.

7.10    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent practical.

7.11    Effects on Other Agreements. Except as may be provided specifically herein, this Agreement is not intended to and shall not amend or waive any provisions of the Separation Agreement, the Distribution Trust Agreement and the Letter Agreement (as amended and together with any schedules or exhibits thereto and any provisions thereof referred to or incorporated herein by reference). The Separation Agreement, the Distribution Trust Agreement and the Letter Agreement (including any schedules or exhibits thereto) are, as may be specifically modified hereby, reaffirmed by the parties and shall continue in full force and effect.

7.12    Entire Agreement. This Agreement, and the provisions thereof and of the Separation Agreement, the Distribution Trust Agreement, the Letter Agreement and the Underwriting Agreement (together with any schedules or exhibits hereto or thereto), referred to or incorporated herein by reference), constitute the entire agreement and understanding between the parties to this Agreement, which supersedes all other prior agreements and understandings, both written and oral, among or between the parties with respect to the Company’s purchase of the Class B Shares held beneficially by MSF. The provisions of this Agreement may not be explained, supplemented or qualified through evidence of trade usage or course of dealings.

[signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective undersigned officers.

MERCANTIL BANK HOLDING CORPORATION

By:	/s/ Millar Wilson
Name:	Millar Wilson
Title:	Vice Chairman and CEO

MERCANTIL SERVICIOS FINANCIEROS, C.A.

By:	/s/ Luis Alberto Fernandes
Name:	Luis Alberto Fernandes
Title:	General Counsel

[Signature Page to Stock Purchase Agreement]

EXHIBIT 1

MSF Commitments to Federal Reserve

Mercantil Servicios Financieros, C.A. and its subsidiaries (collectively, “MSF”) agree that MSF will not directly or indirectly engage in, or be a party to, any business transaction or relationship (including, without limitation, any receipt of funds as a depository) with Mercantil Bank Holding Corporation (“Mercantil”) or any of its subsidiaries.

Notwithstanding this limitation, MSF may engage in the following transactions:

1.

The business and transitional service relationships described in MSF’s November 28, December 7, and December 17, 2018, letters to staff of the Federal Reserve Board regarding the spin-off of Mercantil, subject to the timelines and contractual deadlines discussed therein;

2.	The acquisition by Amerant Bank, N.A. of Mercantil Bank and Trust Limited (Cayman), subject to any required regulatory approvals; and

3.	The potential lease of space at market rates by Mercantil to MSF to house certain MSF employees who perform treasury services.

MSF understands that these commitments constitute conditions imposed in writing in connection with MSF’s request for an opinion that it does not control Mercantil, and as such, may be enforced in proceedings under applicable law.

Exh. 1-1